UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 22, 2008

MESA AIR GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-15495	85-0302351
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
410 North 44th Street, Suite 100
Phoenix, Arizona, 85008
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (602) 685-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     On May 22, 2008, Mesa Air Group, Inc. (the “Company”) received a notice of default (the “Notice”) from U.S. Bank National Association (“US Bank”) indicating that the Company is in default under the terms of its Indenture dated as of June 16, 2003 (the “Indenture”), between the Company and US Bank, as trustee (the “Trustee”), relating to the Company’s Senior Convertible Notes due 2023, for failure to deliver certain notices and related materials to US Bank and holders of the notes (the “Required Notice”).
     Under the terms of the Indenture, the Company’s failure to give the Required Notice is not an event of default until the Company receives notice from the Trustee regarding the default and the Company fails to cure such default within 60 days after actual receipt of the Notice (i.e., by July 21, 2008). The Company intends to cure the default within such cure period. Accordingly, as of the date of this Report there has not been can an increase or acceleration of a direct financial obligation and the Company does not expect that any direct financial obligation will increase or accelerate as a result of the failure to deliver the Required Notice. Approximately $30.1 million in aggregate principal amount of notes are currently outstanding. As of the date of this Report, approximately $23.2 million of the notes have agreed to forbear from exercising their right to require the Company to repurchase their notes on June 16, 2008.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On May 22, 2008, the Company received a Nasdaq Staff Determination letter (the “Notice”) indicating that the Company fails to comply with the filing requirements for continued listing set forth in Marketplace Rule 4310(c)(14), and that its securities are, therefore, subject to delisting from The Nasdaq Global Select Market. The Company intends to request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance the Panel will grant the Company’s request for continued listing.
     The Notice arises as a result of the Company’s failure to timely file its Form 10-Q for the quarter ended March 31, 2008. On May 13, 2008, the Company filed a notice with the Securities and Exchange Commission indicating that it was delaying the filing of its Form 10-Q until on or about May 20, 2008. The Company intends to file its Form 10-Q on or about June 2, 2008, which will precede its hearing before a Nasdaq Listing Qualifications Panel.
Item 9.01  Financial Statements and Exhibits
            (d)  Exhibits.

Exhibit No.	Description
99.1	Press release regarding Nasdaq delisting notice, dated May 29, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MESA AIR GROUP, INC.
Date: May 29, 2008	By:	/s/ BRIAN S. GILLMAN
	Name:	Brian S. Gillman
	Title:	Executive Vice President and General Counsel